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CORIO, INC.

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International Business Machines Corporation

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Filed by International Business Machines Corporation Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Corio, Inc.
Commission File No.: 000-31003

The following is the press release issued by Corio, Inc. and International Business Machines Corporation on January 25, 2005.

Press contact:

Scott Sykes
IBM
914-766-4644
sykessc@us.ibm.com

IBM TO ACQUIRE CORIO

Acquisition Strengthens IBM Application Services Leadership

ARMONK, N.Y., January 25, 2005 . . . IBM and Corio, Inc. (NASDAQ: CRIO) today announced the two companies have entered into a definitive agreement for IBM to acquire Corio at a price of $182 million in cash, or $2.82 per share. The transaction, which is subject to regulatory and Corio stockholder approvals, is expected to close within 60 days.

A marketplace shift is underway because clients of all sizes are under pressure to do more, faster with application software to improve business performance. The acquisition is expected to strengthen IBM’s application services portfolio by adding Corio’s capabilities and technologies which facilitate rapid application deployment and automated application management for clients. The acquisition is also expected to enhance IBM’s application services capabilities for clients using business software from Ariba, Concur, E.piphany, Oracle, PeopleSoft, SAP and Siebel. In addition, Corio’s capabilities complement IBM’s strategy to offer more technology-based services, which help clients by automating inefficient manual IT tasks.

“Clients of all sizes are searching for ways to drive greater efficiency in their business performance, and application management is often a critical factor,” said Jim Corgel, General Manager, Small and Mid-Sized Business, IBM Global Services. “This acquisition is good for clients because it helps give them faster implementation, increased ease of use and variable cost hosting solutions for many of the industry’s leading business software applications.”

Corio has been a leading enterprise application management provider since it was founded in 1998. Corio’s Applications on Demand operational platform helps efficiently deliver applications as a service. Corio services and technologies enable flexible pay-as-you-go pricing, helping to minimize upfront costs and improve return on investment.

“By combining Corio’s Applications on Demand platform with IBM’s global reach and deep application hosting capabilities, we have created an unmatched combination to increase our already high level of client service,” said George Kadifa, Chief Executive Officer, Corio. “We look forward to integrating and growing with IBM, to provide clients with the best application management services in the industry.”

Following the completion of the acquisition, Mr. Kadifa will continue to manage Corio and will undertake additional responsibility for IBM’s application services initiative. Through this acquisition, Corio employees will become IBM employees.

About IBM Global Services

IBM Global Services is the world’s largest information technology services and consulting provider. Some 180,000 professionals in more than 160 countries help clients integrate information technology with business value — from the business transformation and industry expertise of IBM Business Consulting Services to hosting, infrastructure, technology design and training services. Leveraging IBM’s unequalled scope and scale, IBM Global Services delivers integrated, flexible and resilient processes — across companies and through business partners — that enable clients to save money and transform their businesses to be more competitive. For more information, visit www.ibm.com/services.

About Corio, Inc.

Corio, Inc. (NASDAQ: CRIO) is a leading enterprise application management provider. Corio Applications on Demand 2005™ is an operational platform that delivers enterprise applications from leading software vendors as a service. Corio provides infrastructure, applications management, professional services and Corio iSRVCE™ technology resource management (TRM) software. Corio helps guarantee system reliability through service level agreements (SLA’s) and allows clients to ‘pay-as-you-go,’ minimizing upfront project costs, improving return on investment (ROI) and helping reducing IT cost overall. Corio Applications on Demand 2005™ is available for a monthly fee. Additional information about Corio is available at www.Corio.com.

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All trademarks or registered trademarks are property of their respective owners.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that are subject to certain risks and uncertainties. Actual results may differ materially from the results contemplated in these forward-looking statements. Statements regarding the expected date of completion of the transaction, and expected integration, growth and improved client service benefits are forward-looking statements and subject to risks and uncertainties, including among others: uncertainties as to the timing of the merger, approval of the transaction by Corio’s stockholders, the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals, whether certain market segments will grow as anticipated, the competitive environment among application service providers, and difficulties encountered in integrating companies.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the merger, Corio will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF CORIO ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Corio, Inc., 959 Skyway Road, Suite 100, San Carlos, CA 94070 (Telephone: (650) 232-3000). In addition, documents filed with the SEC by Corio will be available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Corio in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Corio with the SEC.